PRELIMINARY PROXY MATERIAL


               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of TV Communications Network,
Inc. ("TVCN") will be held at the TVCN Building, 10020 East Girard Avenue, Suite 300, Denver, Colorado 80231, on Tuesday October 10,
2000 at 10:00 a.m. MST time for the following purposes:

(1) To elect the following three (3) Directors:
          Omar A. Duwaik
          Armand DePizzol
          Kenneth D. Roznoy

(2) To approve the spin-off of Reema International Corporation with an anticipated initial public offering in the future.

(3) To ratify the Company's payment to Omar A. Duwaik of
17,633,334 restricted shares of Common stock to retire the Company's $1,058,000 indebtedness to Mr. Duwaik.

(4) To ratify Management's decision to sell the office building in Denver for $1.2 million.

(5) To ratify Management's decision to sell the warehouse building in Detroit for $200,000.

(6) To ratify Management's decision to sell Planet Internet Corp.
to BeWell Net for a gross sale price of $1,746,515 payable in common stock of BeWell Net, a private company.

(7) To ratify Management's decision to retain the services of the auditing firm of Ehrhardt Keefe Steiner & Hottman P.C.

Proxy material is being mailed on or about September 18, 2000.
The date of record is September 8, 2000.

Stockholders of record at the close of business on September 8, 2000 will be entitled to notice of and to vote at the meeting.
The stock transfer books of TVCN will remain open.

By order of the Board of Directors,
/SS/Kenneth D. Roznoy
Kenneth D. Roznoy, Secretary


September 18, 2000
Denver, Colorado

                         IMPORTANT
It is important that your shares are represented at the Annual Meeting. Accordingly, you are urged to complete, sign, date and promptly return your proxy in the enclosed envelope. If you so choose, you may vote your shares in person at the Annual Meeting.

This report does not purport that the Securities and Exchange
Commission ("SEC") has approved or disapproved of any of this report or passed upon its accuracy or adequacy.

                        PROXY MATERIAL


                TV COMMUNICATIONS NETWORK, INC

Proxy Solicited on Behalf of the Board of Directors for its Annual Meeting of Shareholders

The undersigned hereby appoint Omar A. Duwaik, Armand DePizzol, and Kenneth D. Roznoy, or any of them, with the power of substitution, as proxies to vote all shares of the Common Stock of TVCN owned by the undersigned at the Annual Meeting of the Stockholders to be held at 10020 East Girard Avenue, Suite 300, Denver, Colorado 80231, on October 10, 2000, or to any adjournment thereof, on such business as may properly come before the meeting, including the following items as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement:

(1) To elect the following three (3) Directors:
Omar A. Duwaik          / /For       / /Against        / /Abstain
Armand DePizzol         / /For       / /Against        / /Abstain
Kenneth D. Roznoy       / /For       / /Against        / /Abstain

(2) To approve the spin-off of Reema International Corporation with an anticipated initial public offering in the future.

                        / /For       / /Against        / /Abstain

(3) To ratify the Company's payment to Omar A. Duwaik 17,633,334 restricted shares of Common stock to retire the Company's
$1,058,000 indebtedness to Mr. Duwaik.

                        / /For       / /Against        / /Abstain

(4) To ratify Management's decision to sell the office building in Denver for $1.2 million.
                        / /For       / /Against        / /Abstain

(5) To ratify Management's decision to sell the warehouse building in Detroit for $200,000.00.
                        / /For       / /Against        / /Abstain

(6) To ratify Management's decision to sell Planet Internet Corp.
to BeWell Net for a gross sale price of $1,746,515 payable in private common stock of BeWell Net, a private company.

                        / /For       / /Against        / /Abstain

(7) To ratify Management's decision to retain the services of the auditing firm of Ehrhardt Keefe Steiner & Hottman P.C.

                        / /For       / /Against        / /Abstain



__________________________________________________________________
Please date, sign, and mail in the enclosed envelope.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for proposals 1 through 7. It is revocable at any time before it is exercised.

Number of shares:	_________________	Date:	________________________


Signature:	______________ Name and Title: _______________________
								Please Print

Signature:	______________ Name and Title: _______________________
                                                Please Print

Address:__________________________________________________________


Instructions: Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.

                  TV COMMUNICATIONS NETWORK, INC.
                        PROXY STATEMENT
                  ANNUAL MEETING OF SHAREHOLDERS
                        October 10, 2000

VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of TV Communications Network, Inc. (The "Company" or "TVCN" or the "Registrant") for use at the Annual Meeting of Shareholders to be held on Tuesday, October 10, 2000. All valid proxies received prior to the meeting will be voted. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposals set forth in the Notice of Annual Meeting of Shareholders. A shareholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of TVCN an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

The Board of Directors has fixed September 8, 2000 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only shareholders of record as of the close of business on September 8, 2000 will be entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Shares may be voted at the meeting in person or by proxy. At the Record Date, there were outstanding and entitled to vote 68,469,788 shares of the Common Stock of TVCN. Each share is entitled to one vote. The election of directors as well as the adoption of Proposals 2 through 7 requires the affirmative vote of the holders of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote.

All costs of solicitation of proxies will be borne by TVCN. In addition to the use of the mails, arrangements also may be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. TVCN will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. The costs of the solicitation of proxies will approximately be between $15,000 and $20,000. This amount includes attorneys' fees, accountants' fees, solicitors' time, printing costs, postage, and other incidental expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, the number of shares of TVCN's common stock owned beneficially and controlled by Management, and by each person known by TVCN to have owned beneficially more than five percent of such shares then outstanding:

Name and Address      Amount and Nature of     Percentage of Class
Of beneficial Owner   Beneficial Ownership     Beneficially Owned
and/or controller     and/or control           and/or controlled

Omar Duwaik (1)
10020 E. Girard Ave.      64,912,382**               94.8%
Denver, CO 80231

Armand DePizzol (1)
1115 Broadway, Ste. 109       None                    -0-
Denver, CO 80203

Kenneth D. Roznoy (1)
10020 E. Girard Ave.            275                   *
Denver, CO 80231

Total as a Group
(three in number)           64,912,557                 94.8%


 (1) These persons being those making the solicitation of proxies by mail.

*	Negligible

**	Of these 64,912,382 shares, 23,845,892 shares are in the
name of Multichannel Distribution Company of America, Inc. an affiliate substantially owned and controlled by Mr. Duwaik, TVCN's president; 190,000 shares are in the name of American Technology and Information, Inc. an affiliate substantially owned and controlled by Mr. Duwaik and 950,233 shares directly owned by a brother of Mr. Duwaik, but over which Mr. Duwaik retains voting power.

PROPOSAL 1 - ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect as directors the persons identified below, as nominees, for a one-year term expiring in 2001 unless authority to vote for the election of directors is withheld by marking the proxy to that effect.

In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable. In the event this proposal is not passed, then TVCN will propose that the three previous directors be re-elected. Other nominations may be made by eligible shareholders. The three nominees with the most votes will be elected directors.

The information about each director and his beneficial ownership of shares of the Common Stock of TVCN as of the Record Date is as follows:



Nominees for      Principal Occupation        Beneficial Ownership
Director          During Past Five Years         and/or control
For Terms 	                               No. of           Percent of
Expiring                                   Shares           Outstanding
in 2000                                                     Common Stock

Omar A. Duwaik       Chairman of the
Director since 1987  Board Chief           64,912,382**         94.8%
Age 56               Executive Officer
                     and President

Kenneth D. Roznoy    Vice President of            275               *
Age 52               Business Development,
                     Secretary and a director
                     off and on since 1990

Armand DePizzol      Director                        0              0%
Director
Age 68

*    Negligible
**   Of these 64,912,382 shares, 23,845,892 shares are in the name of Multichannel Distribution Company of America, Inc. an affiliate substantially owned and controlled by Mr. Duwaik, TVCN's president; 190,000 shares are in the name of American Technology and Information, Inc. an affiliate substantially owned and controlled by Mr. Duwaik and 950,233 shares directly owned by a brother of Mr. Duwaik, but over which Mr. Duwaik retains voting power.

Omar A. Duwaik (56) has been the President, CEO and Director of
TVCN since its inception on July 7, 1987. Mr. Duwaik has been involved in the telecommunications, aerospace and electronic industries for the past 27 years. In 1980, Mr. Duwaik joined Multichannel Distribution of America, Inc. ("MDA"), in Denver as its President. In 1983, MDA submitted 413 applications to the FCC, of which 71 were granted to MDA, with no competition, and through a lottery process, about forty more conditional licenses were granted by the FCC. For MDA, Mr. Duwaik constructed the first Wireless Cable Station in the U.S. in San Luis Obispo, California in 1984. Under his direction, three more stations were constructed in Kansas and Alabama. By 1994, TVCN had ten wireless cable TV stations, of which three were sold for about
$17.5 million. Mr. Duwaik received a BS Degree in electrical Engineering, a BS Degree in Computer Science and an MS Degree in Electrical Engineering Communications from Oregon State University in 1971. Mr. Duwaik owns or controls 64,912,382 shares of Common Stock. Mr. Duwaik is employed on a full-time basis with the Company and is compensated at the rate of $108,000 a year, of which $54,079 is paid in cash, and the remaining balance is deferred until such time as more funds become available to TVCN.

Armand L. DePizzol (68) - President of Alert Credit Bureau, Inc. and CEO of National Direct Connect Corporation. Mr. DePizzol holds an MA in Economics and a BS in Business Administration. He was President of American Technology & Information, Inc. ("AT&I") from 1986 - 1987 and was in charge of all operations for that company. This was during the period when AT&I operated the very first wireless multichannel TV station in the country. Prior to that, Mr. DePizzol spent seven years overseas with the International Department of CitiBank of New York. During this period he conducted extensive credit and operational examinations of some thirty foreign bank branches. Mr. DePizzol was also employed by the Federal Reserve Bank. He acted as a consultant to the First Bank of Denver, which became First Interstate Bank. Recently, he directed the growth of a transportation company from nine units to more than forty units within a six-month period. He has helped obtain financing for several turn-around companies and he also holds various patents.

Kenneth D. Roznoy (52) - Vice President, Secretary and Director.
Mr. Roznoy returned to TVCN on a free-lance basis in September of 1996 and was re-hired on a full-time basis on February 9, 1997 as Vice President of Business Development. Mr. Roznoy joined TVCN in 1987, and served as a Director of TVCN from 1989 - October 1994. During his two-year sabbatical he worked as a consultant for Elitch Garden in Denver and CHILDRENS CABLE NETWORK in Denver and Burbank, California. Prior to joining TVCN in 1987, Mr. Roznoy had been employed by American Technology and Information, Inc. ("AT&I") in Denver, Colorado since January 1, 1987 as its Vice President and Public Relations Director. From 1981 to 1987, Mr. Roznoy was working for
KDR Production providing entertainment-related services for businesses and non-profit organizations in Denver, Colorado. From
1978 to 1981, Mr. Roznoy worked for Commonwealth Theaters in
Denver, Colorado and Dallas, Texas as Advertising Director. At Mulberry Square Productions, in Dallas, Texas from 1975 to 1978,
Mr. Roznoy helped promote "Benji" into an international movie star with films and TV shows grossing in excess of $100 million.
Mr. Roznoy is employed on a full-time basis with TVCN and is compensated at the rate of $32,500.00 a year.

None of the Nominees is or has been within the past 5 years involved in any legal proceeding subject to the reporting requirements of Regulation 14A.

On January 3, 2000, in a related party transaction and, in connection with the conversion of certain debt and other consideration, the Company agreed to issue to its President, Omar
A. Duwaik, 17,633,334 restricted shares of its common stock. The total consideration given for the restricted shares was the conversion to equity of debt in the amount of $850,000, and a $100,000 bonus that was granted to Mr. Duwaik in 1995, but was never paid, and $108,000 in salary reductions incurred by Mr. Duwaik in 1999 and 2000. The shares were issued based upon Management's $1,058,000 calculation of the value of the assets relinquished. Mr. Duwaik participated in the discussion and vote of the board of directors in approving this issuance. (This information also appears below in Proposal 3).

Currently, TVCN has no standing Audit, Nominating or Compensation committees or committees that perform similar functions, other than the Board of Directors. The Board held three meetings during the last fiscal year, and no director attended less than 75% of the aggregate of those meetings, either in person or telephonically.

COMPENSATION PLAN

Incentive Stock Option Plan:

Effective July 14, 1987, TVCN adopted an incentive Stock Option
Plan for Company executives and key employees. TVCN has reserved 2,000,000 common shares for issuance pursuant to the plan. The plan provides that no option may be granted at an exercise price less than the fair market value of the common shares of TVCN on the date of grant. To date, no options have been granted pursuant to the plan. Under current terms, the plan will terminate in 2007.

OTHER COMPENSATION BENEFITS

The Company currently pays its Executive Officer and Chairman of the Board of Directors, Omar A. Duwaik, compensation in the amount of $108,000, of which $54,079 is payable in cash and the remainder is deferred until such time as more funds become available to the Company. No other officer, director or employee of the Company receives compensation equal to or greater than $100,000. The Company does pay two officers of its wholly owned subsidiary compensation that is equal or greater than this amount. Glen L. Clark, the President of Reema International, Inc. is paid a salary of $150,000.00 and Robert L. Bighouse, Reema's General Manager, is paid a salary of $100,000.00.

The Company offers health benefits to all employees, but the cost of the health benefit, which is comprised of medical insurance, is paid by the enrollee. Currently, the Company has no retirement plan.

No stock option or Stock Appreciation Rights ("SAR") grants were awarded during the last fiscal year. No aggregated option
SAR exercises were awarded during the last fiscal year.
Therefore, fiscal year end Option/SAR values and long term
Incentive Plan Award Tables have been omitted.

Section 16(a) Beneficial Ownership Reporting Compliance.   To the
Company's knowledge, no officer, director or beneficial owner of at least ten percent of the Company's Common stock was remiss in his reporting obligations on Forms 3, 4 and 5 during the Company's most recently concluded fiscal year.

The Board of Directors Recommends a Vote FOR All Nominees.

PROPOSAL 2 - TO APPROVE THE SPIN-OFF OF REEMA INTERNATIONAL CORPORATION WITH AN ANTICIPATED INITIAL PUBLIC OFFERING IN THE FUTURE.

The Board of Directors has voted to approve a plan to spin-off its wholly owned subsidiary, Reema International Corporation ("Reema").
The Plan calls for the Board of Directors to declare a stock dividend of new Reema International Corp. shares to all qualified TVCN shareholders. "Qualified" shareholders are those that are holders of record of TVCN's common stock as of September 8, 2000, and whose holders were not required to surrender their certificates under the terms of the settlement of that certain litigation known as Frederick v. TV Communications Network, Inc., Civil Action 94-WM-837 (federal district court for the District of Colorado).

The Reema shares will be delivered to qualified TVCN shareholders of record as of September 8, 2000. As of the date of this Proxy Statement, no date has been selected for the distribution of the Reema shares to the qualified TVCN shareholders.

The ratio of Reema shares to be distributed per TVCN shares will be one for one. The number of shares of Reema common stock that holders of shares of TVCN stock will receive will be based on the actual number of shares of TVCN stock outstanding on the record date. Based on approximately
68.5 million shares of TVCN common stock outstanding as of September 8, 2000, there would be 68.5 million shares of Reema common stock distributed.

Upon the effective spin-off of Reema and the arrival of the declaration date for the Reema stock dividend, TVCN will mail to each qualified TVCN shareholder one share of Reema International Corporation common stock. While Reema is wholly owned by TVCN, Reema has no shares outstanding as of this date.

The Board of Directors believes that the spin-off plan follows through on its commitment to maximize shareholder value, as communicated in recent years. Management believes that the establishment of two fully independent and publicly traded companies will maximize both companies' focus and ability to strengthen their positions in their respective markets.

As of this date, we have not sought an independent third party fairness opinion, nor entered into a Transitional Services Agreement with Reema. Management anticipates taking these steps in due course.

TVCN has not applied to the Internal Revenue Service for a ruling as to whether the Reema spin-off will be tax free to shareholders for U.S. federal income tax purposes. Such an application is expected.

Presently, there are no stock options issued and outstanding by either
TVCN or Reema. As a result, there is no information to report pertaining to adjustments in the quantity and exercise prices for outstanding options. In the event that either company were to grant stock options prior to the record date, then Management would evaluate whether any adjustments would be necessary.

An information statement will be mailed to TVCN shareholders of record, as soon as practicable. The information statement will describe the final distribution as well as information on how to calculate the share cost basis.

Management anticipates that Reema will conduct an initial public offering of its shares at or near to the time that the spin-off occurs. There is no guarantee that such a public offering will be successful and Management can not estimate the per share value for Reema common stock at any future date.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3 - TO RATIFY MANAGEMENT'S DECISION TO CONVERT CERTAIN
DEBT AND OTHER CONSIDERATION, OWED BY THE COMPANY TO ITS
PRESIDENT, OMAR A. DUWAIK, TO EQUITY AND TO ISSUE TO HIM
17,633,334 SHARES OF COMMON STOCK.

On January 3, 2000, in a related party transaction and, in connection with the conversion of certain debt and other consideration, the Company agreed to issue to its President, Omar
A. Duwaik, 17,633,334 restricted shares of its common stock. The total consideration given for the restricted shares was the conversion to equity of debt in the amount of $850,000, and a $100,000 bonus that was granted to Mr. Duwaik in 1995, but was never paid, and $108,000 in salary reductions incurred by Mr. Duwaik in 1999 and 2000. The shares were issued based upon Management's $1,058,000 calculation of the value of the assets relinquished. Mr. Duwaik participated in the discussion and vote of the board of directors in approving this issuance.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 4 - TO RATIFY MANAGEMENT'S DECISION TO SELL THE OFFICE
BUILDING IN DENVER.

The Company has sold the TVCN building in the amount of one million two hundred thousand dollars ($1,200,000.00) to the Asian Pacific Cooperative Association d/b/a Asung Hyup Johapp. Since
TVCN sold the major TV market operations in 1993 and 1994 it has pursued with diligence the new Gas-to-Liquid Project. None of the Gas project's operations would be located in Denver (except executive oversight), so Management believes an advantage is realized by divesting the building while the realty market is strong. The Company is leasing its current office space (approximately 3600 square feet) for the next three years at the rate of $3625/month. As part of the purchase price, the first two years of the lease are billed at $0 in that they were pre-paid in the sale price. The building was acquired in 1990 from an affiliated company substantially owned and controlled by TVCN's president Mr. Duwaik, in a non-arms-length transaction. The original purchase price was $930,000 payable in the form of issuing 380,000 shares of TVCN's Class C preferred stock, and the assumption of a loan of $550,000 carrying an annual interest of 10%. In 1997, the 380,000 preferred shares were converted to 190,000 restricted shares of TVCN's common stock. No interest or dividends were ever paid or distributed by TVCN on such preferred stock. The current book value of the building is $896,208. The net selling price of $1.135 is expected to generate a net gain of about $240,000.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 5 - TO RATIFY MANAGEMENT'S DECISION TO SELL THE WAREHOUSE BUILDING IN DETROIT

In connection with the acquisition of the Wireless Cable TV station in Detroit from the Microband Companies in 1990, we acquired a warehouse building for a purchase price of $220,000, payable over two years. In connection with the sale of the Detroit wireless station in September 1993 to Eastern Cable Network Corp., which subsequently sold the system to People's Choice TV, we entered into a lease agreement with the buyer(s) at the lease rate of $4000/month. The lease expired in March of 1999. The warehouse has been vacant since that time. Since then, we have been attempting to find a customer to either lease or buy the warehouse. The Company accepted an offer to buy the warehouse for $200,000. The sale resulted in a net gain to the Company of about $22,000.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 6 - TO RATIFY MANAGEMENT'S DECISION TO SELL PLANET
INTERNET TO BEWELL NET (A PRIVATE COMPANY) FOR $1.76 MILLION IN
PRIVATE STOCK

On February 16, 1996 TVCN incorporated its wholly-owned subsidiary, Planet Internet Corp. as an Internet Service
Provider. Planet Internet provided internet service to subscribers. By March 31, 1999, Planet had 836 subscribers, and was running a negative cash flow of about $40,000 per month. On
May 18, 1999, TVCN signed an agreement to sell certain assets with the purchaser "BeWell Net Corp." of Parker, CO assuming certain liabilities of Planet Internet Corp. The net sale price was $1,508,640 payable in common stock of BeWell Net. Accordingly, we received 301,728 shares of the common stock of BeWell Net valued at $137,170 which reflects the carrying value of the net assets of Planet Internet while deferring the gain of $466,286 until realized. TVCN has allocated but has not transferred yet 80,000 shares to various employees as performance bonuses. The 301,728 shares of BeWell Net represents 3.85% of the total issued and outstanding shares of BeWell Net's common stock. BeWell Net is a private company and has no public trading market for its stock. TVCN continued to assume certain debt responsibilities of Planet in the amount of $53,515. The sale was completed in August, 1999, and accounted for as an investment in BeWell Net stock.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 7 - RETAINING THE INDEPENDENT AUDITING FIRM

On April 12, 1999 TVCN signed an engagement letter with the auditing firm of Ehrhardt Keefe Steiner & Hottman PC of 7979 East
Tufts Avenue, Suite 400, Denver, Colorado 80237 ("EKSH" or
"Auditors"). The Board has reselected EKSH as TVCN's auditors for the fiscal year ending March 31, 2001 and recommends that the shareholders ratify and approve this consideration.

During TVCN's last fiscal year and the interim periods there were no disagreements with the accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The Board of Directors Recommends a Vote FOR this Proposal.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

In April 2000, the Company signed an engagement letter with the auditing firm of Ehrhardt Keefe Steiner & Hottman PC
("EKSH" or "Auditors"). EKSH also audited TVCN's financial records for the fiscal years ended March 31, 1993-1999 and had restated TVCN's financial records for 1992. The Auditor audited TVCN's financial records for fiscal year 2000 and assisted TVCN in the preparation of the Company's Annual Report on Form 10-KSB, which was filed on July 14, 2000.

A representative(s) of EKSH may be available at the Annual Meeting to respond to any questions and make a statement.

The principal accountants' report on the financial statements of the fiscal year 2000 contained no adverse opinions, nor was it qualified as to uncertainty, audit scope, or accounting principles.

OTHER BUSINESS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholder of record of TVCN who desires to submit a proper proposal for inclusion in the Proxy materials relating to the next Annual Meeting of Shareholders must do so in writing and according to TVCN's By Laws. Pursuant to the By Laws of the Company, for any matter (other than proposals made by Management) to be properly brought before the 2001 Annual Meeting of Shareholders by a Shareholder, the other matter must be a proper subject for stockholder action. The stockholder proposing to bring such other matter must be entitled to vote at the 2001 Annual Meeting of Shareholders and must deliver written notice describing such other matter, which written notice must be received by the Secretary of the Company, at TVCN's principal office in Denver, Colorado on or before March 31, 2001.

FINANCIAL INFORMATION AND ANNUAL REPORT

	The Company's audited financial statements appear in its annual report contained on Form 10-KSB as filed with the Securities and Exchange Commission on July 14, 2000. A copy of this annual report is contained within the envelope mailed to you enclosing this proxy statement. The financial information contained in the Company's annual report is incorporated herein by this reference.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

Upon written request, the Company will provide, without a charge, a Copy of its annual report on form 10-KSB for the fiscal year ended March 31, 2000, to each shareholder of record or to each shareholder who owned common stock of the Company listed in the name of a bank or Broker, as nominee, at the close of business on September 8, 2000. Any Request by a shareholder for the Company's annual report on form 10-KSB should be mailed to the Company's secretary, TV Communications Network, Inc., 10020 East Girard Avenue, suite 300, Denver, CO 80231.

The above Notice of Annual Meeting of Shareholders and Proxy statement are sent by order of the Board of Directors.




/SS/Kenneth D. Roznoy
Kenneth D. Roznoy, Secretary

Denver, Colorado
September 18, 2000